EXHIBIT 99.12

From: Robert L. Chapman, Jr.
Sent: Tuesday, March 24, 2009 10:38 AM
To: Klinger, Mike
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Lack of Core Wachovia Knowledge

March 24, 2009

Mike,

It was with much concern that I realized this morning that you, as EDCI and EDC CFO, could not respond to me today, the day after you claimed to have reviewed the most recent amended EDC-Wachovia credit agreements, with the answers to the following questions: 1) What is the precise interest rate EDC is paying today on its loans from Wachovia; 2) What is the interest rate benchmark to which the floating interest rate is pegged? 3) What is the spread over that benchmark that EDC must pay?

This information, along with maturities/expirations, is considered the most basic of any loan agreement, whether it be a residential mortgage or corporate term loan. As EDC’s CFO since September 2008, and senior finance officer before that, you have literally been enabled with years to understand not only that basic loan information, but the details of every clause of the loan agreement. I must say that this latest episode has left me a somewhat shaken.

Please get me the exact answers to the basic questions above, and then reply with that information.

RLCjr

cc: CHB